Exhibit 99.1

Company Contacts:

Kenneth Traub	Mark J. Bonney
President and Chief Executive Officer	Executive Vice President & CFO
Tel. (609) 632-0800	Tel. (609) 632-0800
ktraub@abnh.com	mbonney@abnh.com

August 3, 2005

AMERICAN BANK NOTE HOLOGRAPHICS APPOINTS
PRICEWATERHOUSECOOPERS AS ITS INDEPENDENT AUDITORS

Robbinsville, NJ – August 3, 2005 – American Bank Note Holographics, Inc. (“ABNH” or the “Company”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, announced today that the Audit Committee of the Company’s Board of Directors engaged PricewaterhouseCoopers LLP (“PwC”), as the Company’s independent certified public accountants, effective immediately. As previously reported, Ernst & Young LLP (“Ernst & Young”), resigned as the independent registered public accountants of the Company upon completion of its review for the quarter ended March 31, 2005.  Ernst & Young advised the Company that its resignation was due to Ernst & Young’s resource constraints and was not related to any matter concerning the Company.   Commenting on the appointment, Kenneth Traub, ABNH’s President and CEO, stated “We are very pleased to be working with PricewaterhouseCoopers as our new independent auditing firm.  ABNH is committed to the highest standards of quality, and our association with PricewaterhouseCoopers is consistent with this commitment.  We look forward to working closely with PricewaterhouseCoopers going forward.”

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms.  The Company’s products are used primarily for security applications such as counterfeiting protection of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products.   The Company’s headquarters is in Robbinsville, NJ.  For more information, visit www.abnh.com.

Forward-Looking Statement

This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

This release and prior releases are available on the ABNH website at www.abnh.com.